Ex 99.1

SILVERLEAF RESORTS, INC. REPORTS
 FOURTH QUARTER AND 2007 ANNUAL RESULTS

DALLAS--(BUSINESS WIRE)—March 4, 2008 --- Silverleaf Resorts, Inc. (Nasdaq: SVLF) today reported the following results for the fourth quarter and year-ended December 31, 2007.

Financial highlights for the fourth quarter 2007:

•	Vacation Interval sales increased 30.3% to $59.9 million

•	Net income improved 23.4% to $4.9 million

Financial highlights for the full year:

•	Vacation Interval sales increased 25.4% to $235.1 million

•	Net in come improved 20.4% to $27.7 million

•	Diluted earnings per share increased to $0.70 from $0.59

Sharon K. Brayfield, President, commented, “We are very pleased with our operating results for 2007 based on another strong year of Vacation Interval sales and net income growth.  The appeal of our resort product and the family vacation we provide continues to be well-received by both new customers and existing members alike, and our business remains fundamentally strong.  While we have adequate credit facilities in place to fund our business for the foreseeable future, we’ve made a prudent strategic decision to slow the growth of our sales and expansion in light of uncertainties surrounding the capital markets and general economic conditions.  This will allow us to focus our efforts on continuing to improve the credit quality of our customers and pay down debt.  Consequently, we are revising our 2008 net income and diluted EPS guidance to approximately $28 million and $0.70, respectively, which is consistent with full-year 2007 results.”

2007 Fourth Quarter Results

Vacation Interval sales increased 30.3% to $59.9 million during the fourth quarter of 2007 compared to $46.0 million in the prior-year period.  Vacation Interval sales to new customers increased 26.0% to $23.4 million. Vacation Interval sales to existing customers increased 33.2% to $36.5 million.

Total revenue for the fourth quarter of 2007 increased 24.5% to $64.8 million compared to $52.1 million for the fourth quarter of 2006.

Sales and marketing expense decreased to 53.2% of Vacation Interval sales for the fourth quarter of 2007 compared to 55.3% in the prior-year period. The $6.5 million increase in sales and marketing expense is primarily attributable to the increased volume of Vacation Interval sales.

Net income for the quarter ended December 31, 2007 increased to $4.9 million, or $0.12 per diluted share, compared to net income of $4.0 million, or $0.10 per diluted share, for the quarter ended December 31, 2006.

2007 Full Year Results

Vacation Interval sales increased 25.4% to $235.1 million for 2007 compared to $187.5 million for 2006. Vacation Interval sales to new customers increased 14.2% to $94.7 million. Vacation Interval sales to existing customers increased 34.3% to $140.5 million.

Total revenue for 2007 increased 23.3% to $255.0 million compared to $206.9 million in 2006.

Sales and marketing expense increased to 50.9% of Vacation Interval sales for 2007 from 50.1% for 2006.  The $25.7 million increase in sales and marketing expense is primarily attributable to the increased volume of Vacation Interval sales as well as increased costs related to new and existing promotional programs used to generate tours.

Net income for the year ended December 31, 2007 increased to $27.7 million, or $0.70 per diluted share, compared to net income of $23.0 million, or $0.59 per diluted share, for the year ended December 31, 2006.

Balance Sheet

Notes receivable and revolving debt balances as of December 31, 2007 have increased in accordance with increased Vacation Interval sales, as compared to the balances as of December 31, 2006. At December 31, 2007, senior credit facilities provided for loans of up to $507.5 million, of which $200.0 million is available for future advances. Expansion at existing resorts, including construction of lodging units, additional amenities, and other assets resulted in a $31.4 million net increase in inventories.

Outlook

For 2008, the Company has established revised net income and diluted EPS guidance of approximately $28 million and $0.70, respectively, which is consistent with full-year 2007 results.

Conference Call

The Company plans to host a conference call and Webcast to review these results at 9:00 a.m. Eastern Time on Wednesday, March 5, 2008.

To access the conference call, please dial (888) 241-0558 in the U.S. or (647) 427-3417 internationally. To listen to the simultaneous Webcast, please visit the “investor relations” section of the Company’s Web site (www.silverleafresorts.com).

For those unable to access the live conference, there will be an audio replay available approximately two hours after the live call ends through March 19, 2008.  To listen to the audio replay, please dial (888) 220-7737 in the U.S. or (402) 220-7737 internationally and use the following replay pin code: 34933942. A replay of the conference call will also be available in the “investor relations” section of the Company’s Web site (www.silverleafresorts.com) approximately two hours after the live call ends through April 2, 2008.

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults.  For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated.  The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors.  These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2006 Annual Report on Form 10-K (pages 21 through 30 thereof) filed on March 16, 2007.

For more information or to visit our website, click here: http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166  x2218

SILVERLEAF RESORTS, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Vacation Interval sales	$59,900	$45,965	$235,135	$187,481
Estimated uncollectible revenue	(11,082)	(7,966)	(40,071)	(32,491)
Net sales	48,818	37,999	195,064	154,990

Interest income	14,067	12,809	53,019	46,248
Management fee income	960	465	2,806	1,861
Other income	971	805	4,141	3,785
Total revenues	64,816	52,078	255,030	206,884

Cost and Operating Expenses
Cost of Vacation Interval sales	6,358	4,017	23,027	19,003
Sales and marketing	31,885	25,422	119,679	93,957
Operating, general and administrative	11,099	8,986	39,101	32,315
Interest expense and lender fees	922	789	3,511	2,539
Total costs and operating expenses	6,505	6,389	24,610	21,662
	56,769	45,603	209,928	169,476

Income before provision for income taxes	8,047	6,475	45,102	37,408
Provision for income taxes	3,132	2,493	17,398	14,402

Net Income	$4,915	$3,982	$27,704	$23,006

Basic net income per share	$0.13	$0.11	$0.73	$0.61

Diluted net income per share	$0.12	$0.10	$0.70	$0.59

Weighted average basic common shares issued and outstanding	37,818,154	37,729,429	37,811,387	37,579,462

Weighted average diluted common shares issued and outstanding	39,425,430	39,315,817	39,417,017	39,261,652

SILVERLEAF RESORTS, INC
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

	December 31,	December 31,
ASSETS	2007	2006

Cash and cash equivalents	$13,170	$11,450
Restricted cash	12,816	15,771
Notes receivable, net of allowance for uncollectible notes of $69,128 and $68,118, respectively	289,907	229,717
Accrued interest receivable	3,744	2,936
Investment in special purpose entity	7,315	13,008
Amounts due from affiliates	1,358	1,251
Inventories	179,188	147,759
Land, equipment, buildings, and leasehold improvements, net	41,565	28,040
Land held for sale	509	205
Prepaid and other assets	31,487	24,393
TOTAL ASSETS	$581,059	$474,530

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Accounts payable and accrued expenses	$21,071	$14,192
Accrued interest payable	2,470	1,792
Amounts due to affiliates	-	246
Unearned Vacation Interval sales	296	-
Unearned samplers	6,921	6,245
Income taxes payable	782	163
Deferred income taxes	30,463	17,683
Notes payable and capital lease obligations	316,198	254,550
Senior subordinated notes	26,817	31,467
Total Liabilities	405,018	326,338

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 37,808,154 and 37,818,154 shares issued and outstanding at December 31, 2006 and 2007, respectively	378	378
Additional paid-in capital	112,700	112,555
Retained earrings	62,963	35,259
Total Shareholders' Equity	176,041	148,192
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$581,059	$474,530